Exhibit 99.1
RTX names Troy Brunk as President, Collins Aerospace

Arlington, VA, July 17, 2024 – RTX (NYSE: RTX) today announced Troy Brunk has been appointed president of Collins Aerospace and will report to RTX president and chief executive officer Christopher Calio. Brunk, a 30-year aerospace and defense veteran, succeeds Stephen Timm who has decided to retire.

“Having led three of the six strategic business units at Collins Aerospace, Troy has a deep understanding of the portfolio and its customers,” said Calio. “Troy’s decades of industry experience and leadership make him the right person to lead Collins into its next phase of growth.”

Brunk has served in a variety of Collins Aerospace leadership positions including president of the Avionics, Interiors and Mission Systems strategic business units. Brunk earned his Bachelor of Science degree in Industrial Engineering and Master of Business Administration degree from the University of Iowa.

Stephen Timm will remain with the company through March 2025 as special advisor, focused on business transformation at Collins Aerospace, continuing to report to Calio. Timm’s career with Collins spans 28-years, serving as business president since 2020. He played a critical role in managing Collins through the global pandemic and commercial aerospace recovery.

“Steve’s leadership has been the driving force for the full integration of the Collins business,” said Calio. “The blueprint he has developed sets Collins Aerospace on strong footing for future success.”

As part of the planned leadership transition, Heather Robertson becomes president of Collins’ Mission Systems strategic business unit.

Robertson is a 24-year company veteran with leadership expertise spanning both defense and commercial segments. Most recently she’s served as the chief operating officer for Mission Systems. Prior to that role, Robertson was vice president and general manager of the company’s Commercial Air Transport Systems business and before that she spent more than a decade in leadership roles supporting the Mission Systems portfolio.

About RTX
With more than 185,000 global employees, RTX pushes the limits of technology and science to redefine how we connect and protect our world. Through industry-leading businesses – Collins Aerospace, Pratt & Whitney, and Raytheon – we are advancing aviation, engineering integrated defense systems, and developing next-generation technology solutions and manufacturing to help global customers address their most critical challenges. The company, with 2023 sales of $69 billion, is headquartered in Arlington, Virginia.